Exhibit 99.1

MICHAEL O’SULLIVAN ELECTED TO THE BOARD OF DIRECTORS OF NEW JERSEY RESOURCES
Directors David Trice and Robert Evans Announce Retirement

WALL, NJ, November 1, 2022 – The board of directors of New Jersey Resources (NYSE: NJR) today announced the unanimous election of Michael O’Sullivan, former senior vice president of Development at NextEra Energy Resources (NextEra), to the board.

“Mike O’Sullivan is an accomplished leader with extensive experience across the energy industry, particularly in the areas of sustainability, technology and innovation, all of which are priorities for our business,” said Steve Westhoven, president and CEO of New Jersey Resources. “He is a welcome addition to our board of directors.”

Mr. O’Sullivan is a recognized leader in the energy industry with significant executive management experience in finance, development, operations, regulatory and ESG. For nearly two decades, he served as senior vice president of development at NextEra, where he led the company’s renewable development and M&A/divestiture efforts, including the deployment of approximately $40 billion into more than 250 solar, wind, storage, nuclear and fossil fuel projects across 36 states and 4 provinces in Canada. He also served as a member of NextEra’s executive team and operating committee from 2001 until his retirement in 2020.

Prior to joining NextEra, Mr. O’Sullivan served as vice president of the Midwest division of AES; division vice president of NRG North America; vice president of business development at Indeck Energy Services; development manager at Homart Development, a subsidiary of Sears; and began his career as a staff engineer at Commonwealth Edison in 1982.

Mr. O'Sullivan received an MBA from the University of Chicago and a bachelor’s degree in civil engineering from the University of Notre Dame. He is a member of the University of Notre Dame’s President’s Circle, Engineering Advisory Council and Campus Energy Committee.

Separately, NJR announced the retirement of two long-serving directors, David Trice and Robert Evans.

Mr. Trice will retire at the end of his term, which expires at the NJR Annual Meeting of Shareowners on January 25, 2023.  He joined NJR’s board in 2004, and during his 18 years as a director he provided leadership as a member of the Nominating/Corporate Governance and Leadership Development and Compensation Committees.

Also Mr. Evans will also retire at the 2023 Annual Meeting, before the end of his current term, which was set to expire in January 2024.  He became a director in 2009 and for the past 13 years, he shared his experience and expertise as a member of the Audit Committee.

“There are no two people of higher integrity than David and Bobby,” said Don Correll, Chairman of the NJR board of directors. “I am grateful for their thoughtful, independent leadership and unique perspective that has provided a lasting contribution to our board and helped shape New Jersey Resources’ growth and success. Without question, we are a better, stronger company because of them.”

MICHAEL O’SULLIVAN ELECTED TO THE BOARD OF DIRECTORS OF NEW JERSEY RESOURCES
Directors David Trice and Robert Evans Announce Retirement

About New Jersey Resources
New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that, through its subsidiaries, provides safe and reliable natural gas and clean energy services, including transportation, distribution, asset management and home services. NJR is composed of five primary businesses:

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New Jersey Natural Gas, NJR’s principal subsidiary, operates and maintains over 7,600 miles of natural gas transportation and distribution infrastructure to serve over 560,000 customers in New Jersey’s Monmouth, Ocean and parts of Morris, Middlesex, Sussex and Burlington counties.

•	Clean Energy Ventures invests in, owns and operates solar projects with a total capacity of over 380 megawatts, providing residential and commercial customers with low-carbon solutions.
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Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services and customized energy solutions to its customers across North America.

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Storage and Transportation serves customers from local distributors and producers to electric generators and wholesale marketers through its ownership of Leaf River and the Adelphia Gateway Pipeline Project, as well as our 50% equity ownership in the Steckman Ridge natural gas storage facility.

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Home Services provides service contracts as well as heating, central air conditioning, water heaters, standby generators, solar and other indoor and outdoor comfort products to residential homes throughout New Jersey.

NJR and its more than 1,200 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®.

For more information about NJR: www.njresources.com.
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